EXHIBIT 99.1

15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com

Laredo Petroleum Announces Management Transition
TULSA, OK - February 5, 2018 - Laredo Petroleum, Inc. (NYSE: LPI) ("Laredo" or the "Company") today announced that Patrick J. Curth, Senior Vice President - Exploration and Land, will transition to a Senior Advisor role in anticipation of his retirement in March of 2019. James R. Courtier, Vice President - Exploration and Geosciences Technology, Jason R. Greenwald, Vice President - Reservoir Engineering and Mark H. Elliott, Vice President - Land will jointly assume leadership of the Company’s exploration, development and land initiatives and will report directly to Randy A. Foutch, Chairman and Chief Executive Officer.
"The contributions of Pat Curth to Laredo cannot be overstated," commented Mr. Foutch. "As one of the original members of the Laredo team, Pat played a major role in the building of the Company’s contiguous acreage position, leading our effort to apply horizontal drilling technology in the Permian Basin and building a deep bench of talented geoscience professionals. I have worked closely with Pat for 20 years and appreciate his many contributions to three of my companies and wish him well in his retirement."
About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo’s business strategy is focused on the acquisition, exploration and development of oil and natural gas properties and the gathering of oil and liquids-rich natural gas from such properties, primarily in the Permian Basin of West Texas.
Additional information about Laredo may be found on its website at www.laredopetro.com.

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Contacts:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com

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